News Release
Exhibit 99.1

Acuity Brands Reports Fiscal 2018 Third Quarter Results

ATLANTA, July 3, 2018 - Acuity Brands, Inc. (NYSE: AYI) (“Company”) today announced that fiscal 2018 third quarter net sales increased 5.9 percent to $944.0 million from $891.6 million reported in the prior-year period. Operating profit for the third quarter of fiscal 2018 was $105.9 million, a decrease of $25.6 million, or 19.5 percent, over the year-ago period. Net income for the third quarter of fiscal 2018 was $73.0 million, a decrease of $9.2 million, or 11.2 percent, compared with the prior-year period. Fiscal 2018 third quarter diluted earnings per share (“EPS”) of $1.80 decreased $0.10, or 5.3 percent, compared with $1.90 for the year-ago period.
Adjusted diluted EPS for the third quarter of fiscal 2018 increased 10.2 percent to $2.37 compared with adjusted diluted EPS of $2.15 for the year-ago period. Adjusted operating profit for the third quarter of fiscal 2018 decreased $12.5 million, or 8.4 percent, to $135.8 million compared with the year-ago period adjusted operating profit of $148.3 million. Adjusted operating profit margin declined 220 basis points to 14.4 percent compared with the year-ago period. Adjusted results exclude the impact of amortization expense of acquired intangible assets, share-based payment expense, acquisition-related items, special charges for streamlining activities, and excess inventory adjustments related to the closure of a facility. Management believes these items impacted the comparability of the Company's results and that adjusted financial measures enhance the reader’s overall understanding of the Company's current financial performance by making results comparable between periods. A reconciliation of adjusted financial measures to the most directly comparable U.S. GAAP measure is provided in the tables at the end of this release.
Vernon J. Nagel, Chairman, President, and Chief Executive Officer of Acuity Brands, commented, “Our third quarter performance was solid, particularly against the backdrop of a challenging lighting market. Our net sales grew almost 6 percent in the third quarter, which was primarily due to greater shipments of our Atrius-based luminaires as well as increased shipments of products for infrastructure and utility projects, partially offset by lower net sales for larger commercial projects. Third quarter profitability measures were negatively impacted by unfavorable changes in product prices and mix of products sold as well as higher selling, distribution, and administrative expenses. We took a number of actions this quarter to improve our profitability, including relaunching our Contractor Select portfolio of basic, lesser featured products at competitive price points to more effectively and profitably compete in that certain portion of the market. Additionally, we initiated actions to consolidate certain facilities. Finally, we are excited to welcome aboard the associates of the recently acquired IOTA Engineering,

News Release
Exhibit 99.1

whose industry-leading technology coupled with its reputation for providing superior customer service will further enhance Acuity’s market position in emergency lighting and equipment.”
Third Quarter Results
The 5.9 percent year-over-year growth in fiscal 2018 third quarter net sales was due primarily to an increase in sales volume of approximately 10 percent and a combined 1 percent favorable impact from acquisitions and foreign exchange rate changes, partially offset by an approximate 5 percent unfavorable change in product prices and mix of products sold (“price/mix”.) Unfavorable price/mix reflected changes in both product mix, which included substitutions to certain products with less costly form factors resulting in lower price points, and sales channel mix, which included declines in shipments of generally higher priced solutions, primarily for larger commercial projects. Price/mix was also impacted by lower pricing on certain luminaires as well as increased competition in portions of the market for more basic, lesser-featured products. Sales of LED-based products represented over two-thirds of fiscal 2018 third quarter total net sales.
Gross profit for the third quarter of fiscal 2018 increased $10.5 million, or 2.8 percent, to $389.4 million compared with $378.9 million in the prior-year period due to higher sales volumes, productivity improvements, and lower quality costs, partially offset by unfavorable price/mix, increased wages, and additional reserves for excess inventory related to the closure of a facility. Fiscal 2018 third quarter gross profit margin of 41.3 percent declined 120 basis points compared with prior year’s gross profit margin, while adjusted gross profit margin of 41.6 percent declined 90 basis points compared the year-ago period. Selling, distribution, and administrative (“SD&A”) expenses for the third quarter of fiscal 2018 totaled $273.6 million, an increase of $26.7 million, or 10.8 percent, compared with the prior-year period, due primarily to higher employee related costs, including additional headcount associated with acquisitions, increased freight and commission expenses to support the greater sales volume, and higher professional fees related to recent acquisitions. Adjusted SD&A expenses for the three months ended May 31, 2018 represented 27.2 percent of net sales compared with 25.9 percent of net sales in the prior-year period.
Special Charge
During the third quarter of fiscal 2018, the Company recognized a pre-tax special charge of $9.9 million, primarily related to the planned consolidation of certain facilities and associated reduction in employee headcount. The special charge consisted primarily of severance and employee-related benefit costs. The Company also recorded a $3.1 million charge during the third quarter of fiscal 2018 to reserve for raw material inventory located at a facility where production activities will cease because it would not be cost effective to relocate that inventory.

News Release
Exhibit 99.1

Management expects to incur additional costs in future periods associated with the closing of facilities, primarily attributable to early lease termination and relocation costs. Annual savings realized from the streamlining activities once fully completed are expected to exceed the amount of the special charge and will be reinvested in activities to support higher-growth opportunities as well as drive improved profitability.
Year-to-Date Results
Net sales for the first nine months of fiscal 2018 increased 2.8 percent to $2.62 billion compared with $2.55 billion for the prior-year period. The Company reported $312.5 million of operating profit for the first nine months of fiscal 2018 compared with $366.1 million for the prior-year period. Net income for the first nine months of fiscal 2018 was $241.4 million compared with $231.2 million for the year-ago period. Diluted EPS for the first nine months of fiscal 2018 was $5.85 compared with $5.29 for the prior-year period.
Adjusted operating profit for the first nine months of fiscal 2018 decreased $41.9 million, or 10.1 percent, to $373.5 million. Adjusted operating profit margin for the first nine months of fiscal 2018 declined 200 basis points to 14.3 percent compared with 16.3 percent for the prior-year period. Adjusted net income for the first nine months of fiscal 2018 was $255.5 million compared with $258.6 million for the prior-year period, a decrease of 1.2 percent. Adjusted diluted EPS for the first nine months of fiscal 2018 increased $0.27, or 4.6 percent, to $6.19 compared with adjusted diluted EPS of $5.92 for the year-ago period. Adjusted results exclude amortization expense of acquired intangible assets, share-based payment expense, acquisition-related items, special charges for streamlining activities, manufacturing inefficiencies and excess inventory adjustments related to facility closures, gain on the sale of an investment in an unconsolidated affiliate, and an income tax net benefit for discrete items associated with the Tax Cuts and Jobs Act of 2017 (“TCJA”). A reconciliation of adjusted financial measures to the most directly comparable U.S. GAAP measure is provided in the tables at the end of this release.
Net miscellaneous income for the nine months of the prior fiscal year included a $7.2 million pre-tax gain associated with the sale of an investment in an unconsolidated affiliate, which occurred in the first quarter of fiscal 2017.
Net cash provided by operating activities totaled $300.7 million for the first nine months of fiscal 2018 compared with $198.0 million for the year-ago period. Cash and cash equivalents at the end of the third quarter of fiscal 2018 totaled $94.3 million, a decrease of $216.8 million since the beginning of the fiscal year. During fiscal 2018, the Company spent $163.5 million to acquire two businesses, Lucid Design Group and IOTA Engineering, and $298.4 million

News Release
Exhibit 99.1

to repurchase 2.0 million shares of Acuity Brands common stock under its previously authorized stock repurchase programs.
New Financing
On June 29, 2018, the Company entered into a new credit agreement with a syndicate of banks that increased the Company’s borrowing capacity under such agreement to $800 million from $250 million. The primary purpose of entering into the new credit agreement was to provide the Company with the financial flexibility to pursue strategic opportunities to enhance shareholder value. The increase in borrowing capacity along with the Company’s positive net cash flow provides the Company with significant resources to pursue its long-term growth strategy as well as the flexibility to accommodate the current stock repurchase program of which 5.2 million shares remain available for repurchase. The extent and timing of actual stock repurchases will be subject to various factors, including stock price, company performance, expected future market conditions, and other possible uses of cash, including acquisitions. The Company may increase its leverage to pursue its long-term strategies to enhance shareholder value, including the repurchase of its shares pursuant to the stock repurchase program.
Outlook
Mr. Nagel commented, “Third-party forecasts and leading indicators suggest that demand in the North American lighting market, the Company’s primary market, will improve modestly in the second half of calendar 2018 following several quarters of weak demand. We expect to continue to outperform the growth rates of the markets that the Company serves by executing our strategies focused on growth opportunities for new construction and renovation projects, expansion into underpenetrated geographies and channels, and growth from the continued introduction of new lighting and building management solutions as part of the Company’s integrated, tiered solutions strategy. We believe the pricing environment will continue to be challenging in portions of the market, particularly for more basic, lesser-featured products sold through certain sales channels as well as shifts in product mix, both of which are expected to continue to negatively impact net sales and margins. We expect to continue to introduce products and solutions to more effectively compete in these portions of the market and to accelerate programs to reduce product costs in order to maintain the Company’s competitiveness and drive improved profitability.”
Mr. Nagel concluded, “We continue to believe the lighting and lighting-related industry as well as building management systems will experience solid growth over the next decade, particularly as owners and users of lighting equipment and buildings see the potential to

News Release
Exhibit 99.1

transform these investments into strategic assets. We believe we are uniquely positioned to fully participate in this exciting industry.”
Conference Call
As previously announced, the Company will host a conference call to discuss third quarter results today, July 3, 2018, at 10:00 a.m. ET. Interested parties may listen to this call live today or hear a replay at the Company's Web site: www.acuitybrands.com.
About Acuity Brands
Acuity Brands, Inc. (NYSE: AYI) is the North American market leader and one of the world’s leading providers of lighting and building management solutions. With fiscal year 2017 net sales of $3.5 billion, Acuity Brands currently employs over 12,000 associates and is headquartered in Atlanta, Georgia with operations throughout North America, and in Europe and Asia. The Company’s products and solutions are sold under various brands, including Lithonia Lighting®, Holophane®, Peerless®, Gotham®, Mark Architectural Lighting™, Winona® Lighting, Juno®, Indy™, Aculux®, Healthcare Lighting®, Hydrel®, American Electric Lighting®, Carandini®, Antique Street Lamps™, Sunoptics®, Distech Controls®, nLight®, ROAM®, Sensor Switch®, Power Sentry®, IOTA®, Atrius™, and Lucid®. Visit us at www.acuitybrands.com.
Non-GAAP Financial Measures
This news release includes the following non-GAAP financial measures: "adjusted gross profit," “adjusted gross profit margin,” “adjusted SD&A expenses,” “adjusted operating profit,” “adjusted operating profit margin,” “adjusted other expense,” “adjusted net income,” and “adjusted diluted EPS.” These non-GAAP financial measures are provided to enhance the reader's overall understanding of the Company's current financial performance and prospects for the future. Specifically, management believes that these non-GAAP measures provide useful information to investors by excluding or adjusting items for amortization of acquired intangible assets, share-based payment expense, which is used as a method to improve retention and align the interests of key leaders of acquired businesses with those of the Company’s shareholders, acquisition-related items, excess inventory, special charges associated with efforts to streamline the organization that we execute on an ongoing basis and to integrate acquisitions, manufacturing inefficiencies directly related to the closure of a facility, a gain associated with the sale of an investment in an unconsolidated affiliate, and an income tax net benefit for discrete items associated with the TCJA. Management typically adjusts for these items for internal reviews of performance and uses the above non-GAAP measures for baseline comparative operational analysis, decision making, and other

News Release
Exhibit 99.1

activities. Management believes these non-GAAP measures provide greater comparability and enhanced visibility into the Company’s results of operations as well as comparability with many of its peers, especially those companies focused more on technology and software.
Non-GAAP financial measures included in this news release should be considered in addition to, and not as a substitute for or superior to, results prepared in accordance with GAAP. The most directly comparable GAAP measures for adjusted gross profit and adjusted gross profit margin are “gross profit” and “gross profit margin,” respectively, which include the impact of manufacturing inefficiencies directly related to the closure of a facility, acquisition-related items, and excess inventory. The most directly comparable GAAP measure for adjusted SD&A expenses is “SD&A expenses,” which includes amortization of acquired intangible assets, share-based payment expense, and acquisition-related items. The most directly comparable GAAP measures for adjusted operating profit and adjusted operating profit margin are “operating profit” and “operating profit margin,” respectively, which include the impact of acquisition-related items, manufacturing inefficiencies and reserve for excess inventory directly related to the closure of a facility, amortization of acquired intangible assets, share-based payment expense, and special charges. The most directly comparable GAAP measures for adjusted other expense is “other expense,” which includes the impact of a gain on sale of investment in an unconsolidated affiliate. The most directly comparable GAAP measures for adjusted net income and adjusted diluted EPS are “net income” and “diluted EPS,” respectively, which include the impact of acquisition-related items, manufacturing inefficiencies and reserve for excess inventory directly related to the closure of a facility, amortization of acquired intangible assets, share-based payment expense, special charges, gain on sale of investment in an unconsolidated affiliate, and income tax net benefit for discrete items associated with the TCJA. A reconciliation of each measure to the most directly comparable GAAP measure is available in this news release. The Company’s non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures used by other companies, have limitations as an analytical tool, and should not be considered in isolation or as a substitute for GAAP financial measures.
Forward Looking Information
This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that may be considered forward-looking include statements incorporating terms such as "expects," "believes," "intends," “estimates”, “forecasts,” "anticipates," “could,” “may,” “should”, “suggests,” “remain,” and similar terms that relate to future events, performance, or results of the Company and specifically include statements made in this press release regarding: third-party forecasts and leading indicators

News Release
Exhibit 99.1

suggesting demand in the North American lighting market will improve modestly in the second half of calendar 2018; pricing environment will continue to be challenging in certain portions of the market, particularly for more basic, lesser-featured products sold through certain sales channels as well as shifts in product mix, both of which are expected to continue to negatively impact net sales and margins; continued introduction of products and solutions to more effectively compete in certain portions of the market, particularly for more basic, lesser-featured products, and acceleration of programs to reduce product costs; annual savings realized from the streamlining activities once fully completed to exceed the amount of the special charge and reinvested in activities to support higher-growth opportunities as well as drive improved profitability; potential increase in the Company’s leverage to pursue its long-term strategies to enhance shareholder value, including the repurchase of its shares; expectations for the Company to continue to outperform the growth rates of the markets it serves by executing strategies focused on growth opportunities for new construction and renovation projects, expansion into underpenetrated geographies and channels, and growth from the continued introduction of new lighting and building management solutions as part of the Company’s integrated, tiered solutions strategy; and belief that the lighting and lighting-related industry as well as building management systems will experience solid growth over the next decade and the Company’s unique position to fully participate. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the historical experience of Acuity Brands and management's present expectations or projections. These risks and uncertainties include, but are not limited to, customer and supplier relationships and prices; competition; ability to realize anticipated benefits from initiatives taken and timing of benefits; market demand; litigation and other contingent liabilities; and economic, political, governmental, and technological factors affecting the Company. Please see the other risk factors more fully described in the Company’s SEC filings including risks discussed in Part I, “Item 1a. Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended August 31, 2017. The discussion of those risks is specifically incorporated herein by reference. Management believes these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and management undertakes no obligation to update publicly any of them in light of new information or future events.

News Release
Exhibit 99.1

ACUITY BRANDS, INC.
CONSOLIDATED BALANCE SHEETS
(In millions, except share data)

	May 31, 2018	August 31, 2017
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$94.3	$311.1
Accounts receivable, less reserve for doubtful accounts of $2.0 and $1.9, respectively	572.6	573.3
Inventories	406.5	328.6
Prepayments and other current assets	32.4	32.6
Total current assets	1,105.8	1,245.6
Property, plant, and equipment, at cost:
Land	22.8	22.5
Buildings and leasehold improvements	187.3	180.7
Machinery and equipment	511.1	484.6
Total property, plant, and equipment	721.2	687.8
Less — Accumulated depreciation and amortization	(433.2)	(400.1)
Property, plant, and equipment, net	288.0	287.7
Goodwill	970.5	900.9
Intangible assets, net	504.6	448.8
Deferred income taxes	3.1	3.4
Other long-term assets	10.4	13.2
Total assets	$2,882.4	$2,899.6
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	464.5	395.1
Current maturities of long-term debt	1.6	0.4
Accrued compensation	58.4	41.8
Other accrued liabilities	147.6	163.6
Total current liabilities	672.1	600.9
Long-term debt	356.4	356.5
Accrued pension liabilities	86.7	96.9
Deferred income taxes	87.9	108.2
Self-insurance reserves	9.3	7.9
Other long-term liabilities	69.6	63.6
Total liabilities	1,282.0	1,234.0
Stockholders’ equity:
Preferred stock, $0.01 par value; 50,000,000 shares authorized; none issued	—	—
Common stock, $0.01 par value; 500,000,000 shares authorized; 53,644,873 and 53,549,840 issued, respectively	0.5	0.5
Paid-in capital	899.2	881.0
Retained earnings	1,896.2	1,659.9
Accumulated other comprehensive loss	(121.1)	(99.7)
Treasury stock, at cost — 13,676,689 and 11,678,002 shares, respectively	(1,074.4)	(776.1)
Total stockholders’ equity	1,600.4	1,665.6
Total liabilities and stockholders’ equity	$2,882.4	$2,899.6

News Release
Exhibit 99.1

ACUITY BRANDS, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (Unaudited)
(In millions, except per-share data)

	Three Months Ended		Nine Months Ended
	May 31, 2018	May 31, 2017	May 31, 2018	May 31, 2017
Net sales	$944.0	$891.6	$2,618.9	$2,547.5
Cost of products sold	554.6	512.7	1,544.4	1,473.2
Gross profit	389.4	378.9	1,074.5	1,074.3
Selling, distribution, and administrative expenses	273.6	246.9	751.3	706.5
Special charge	9.9	0.5	10.7	1.7
Operating profit	105.9	131.5	312.5	366.1
Other expense (income):
Interest expense, net	8.4	8.1	24.5	24.3
Miscellaneous income, net	(1.7)	(1.2)	(0.8)	(8.5)
Total other expense	6.7	6.9	23.7	15.8
Income before income taxes	99.2	124.6	288.8	350.3
Income tax expense	26.2	42.4	47.4	119.1
Net income	$73.0	$82.2	$241.4	$231.2

Earnings per share:
Basic earnings per share	$1.81	$1.91	$5.86	$5.31
Basic weighted average number of shares outstanding	40.4	43.1	41.2	43.5
Diluted earnings per share	$1.80	$1.90	$5.85	$5.29
Diluted weighted average number of shares outstanding	40.5	43.3	41.3	43.7
Dividends declared per share	$0.13	$0.13	$0.39	$0.39

Comprehensive income:
Net income	$73.0	$82.2	$241.4	$231.2
Other comprehensive income (loss) items:
Foreign currency translation adjustments	(7.6)	2.4	(15.6)	(6.2)
Defined benefit pension plans, net of tax	1.9	2.0	5.3	6.1
Other comprehensive (loss) income, net of tax	(5.7)	4.4	(10.3)	(0.1)
Comprehensive income	$67.3	$86.6	$231.1	$231.1

News Release
Exhibit 99.1

ACUITY BRANDS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In millions)

	Nine Months Ended
	May 31, 2018	May 31, 2017
Cash flows from operating activities:
Net income	$241.4	$231.2
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	58.5	56.5
Share-based payment expense	24.4	24.1
Loss on sale or disposal of property, plant, and equipment	0.1	0.3
Gain on sale of investment in unconsolidated affiliate	—	(7.2)
Deferred income taxes	(32.0)	(2.8)
Change in assets and liabilities, net of effect of acquisitions, divestitures, and exchange rate changes:
Accounts receivable	6.5	50.4
Inventories	(66.4)	(47.1)
Prepayments and other current assets	0.6	(3.5)
Accounts payable	62.9	(37.7)
Other current liabilities	(2.6)	(81.4)
Other	7.3	15.2
Net cash provided by operating activities	300.7	198.0
Cash flows from investing activities:
Purchases of property, plant, and equipment	(32.2)	(55.2)
Proceeds from sale of property, plant, and equipment	—	5.5
Acquisition of businesses, net of cash acquired	(163.5)	—
Proceeds from sale of investment in unconsolidated affiliate	—	13.2
Other investing activities	—	(0.2)
Net cash used for investing activities	(195.7)	(36.7)
Cash flows from financing activities:
Borrowings on credit facility	237.3	—
Repayments of borrowings on credit facility	(236.1)	—
Repayments of long-term debt	(0.3)	1.1
Repurchases of common stock	(298.4)	(357.9)
Proceeds from stock option exercises and other	1.6	2.7
Payments for employee taxes on net settlement of equity awards	(7.2)	(13.2)
Dividends paid	(16.2)	(17.2)
Net cash used for financing activities	(319.3)	(384.5)
Effect of exchange rate changes on cash and cash equivalents	(2.5)	(0.3)
Net change in cash and cash equivalents	(216.8)	(223.5)
Cash and cash equivalents at beginning of period	311.1	413.2
Cash and cash equivalents at end of period	$94.3	$189.7
______________________________
Certain prior-period amounts have been reclassified to conform to the current year presentation.

News Release
Exhibit 99.1

ACUITY BRANDS, INC.
Reconciliation of Non-U.S. GAAP Measures
The tables below reconciles certain GAAP financial measures to the corresponding non-GAAP measures:

(In millions except per share data)	Three Months Ended
	May 31, 2018	May 31, 2017	Increase (Decrease)	Percent Change
Net sales	$944.0	$891.6	$52.4	5.9%

Gross profit (GAAP)	$389.4	$378.9
Add-back: Acquisition-related items (1)	0.5	—
Add-back: Excess inventory (2)	3.1	—
Adjusted gross profit (Non-GAAP)	$393.0	$378.9	$14.1	3.7%
Percent of net sales	41.6%	42.5%	(90)	bps

Selling, distribution, and administrative (SD&A) expenses (GAAP)	$273.6	$246.9
Less: Amortization of acquired intangible assets	(7.2)	(8.2)
Less: Share-based payment expense	(7.6)	(8.1)
Less: Acquisition-related items (1)	(1.6)	—
Adjusted SD&A expenses (Non-GAAP)	$257.2	$230.6	$26.6	11.5%
Percent of net sales	27.2%	25.9%	130	bps

Operating profit (GAAP)	$105.9	$131.5
Add-back: Amortization of acquired intangible assets	7.2	8.2
Add-back: Share-based payment expense	7.6	8.1
Add-back: Acquisition-related items (1)	2.1	—
Add-back: Excess inventory (2)	3.1	—
Add-back: Special charge	9.9	0.5
Adjusted operating profit (Non-GAAP)	$135.8	$148.3	$(12.5)	(8.4)%
Percent of net sales	14.4%	16.6%	(220)	bps

Net income (GAAP)	$73.0	$82.2
Add-back: Amortization of acquired intangible assets	7.2	8.2
Add-back: Share-based payment expense	7.6	8.1
Add-back: Acquisition-related items (1)	2.1	—
Add-back: Excess inventory (2)	3.1	—
Add-back: Special charge	9.9	0.5
Total pre-tax adjustments to net income	29.9	16.8
Income tax effects	(7.0)	(5.9)
Adjusted net income (Non-GAAP)	$95.9	$93.1	$2.8	3.0%

Diluted earnings per share (GAAP)	$1.80	$1.90
Adjusted diluted earnings per share (Non-GAAP)	$2.37	$2.15	$0.22	10.2%
______________________________
(1) Acquisition-related items include profit in inventory and professional fees.
(2) Excess inventory related to the closure of a facility.

(In millions, except diluted earnings per share)	Nine Months Ended
	May 31, 2018	May 31, 2017	Increase (Decrease)	Percent Change
Net sales	$2,618.9	$2,547.5	$71.4	2.8%

Gross profit (GAAP)	$1,074.5	$1,074.3
Add-back: Acquisition-related items (1)	0.5	—
Add-back: Manufacturing inefficiencies (2)	—	1.6
Add-back: Excess inventory (3)	3.1	—
Adjusted gross profit (Non-GAAP)	$1,078.1	$1,075.9	$2.2	0.2%
Percent of net sales	41.2%	42.2%	(100)	bps

Selling, distribution, and administrative (SD&A) expenses (GAAP)	$751.3	$706.5
Less: Amortization of acquired intangible assets	(20.5)	(21.9)
Less: Share-based payment expense	(24.4)	(24.1)
Less: Acquisition-related items (1)	(1.8)	—
Adjusted SD&A expenses (Non-GAAP)	$704.6	$660.5	$44.1	6.7%
Percent of net sales	26.9%	25.9%	100	bps

Operating profit (GAAP)	$312.5	$366.1
Add-back: Amortization of acquired intangible assets	20.5	21.9
Add-back: Share-based payment expense	24.4	24.1
Add-back: Acquisition-related items (1)	2.3	—
Add-back: Manufacturing inefficiencies (2)	—	1.6
Add-back: Excess inventory (3)	3.1	—
Add-back: Special charge	10.7	1.7
Adjusted operating profit (Non-GAAP)	$373.5	$415.4	$(41.9)	(10.1)%
Percent of net sales	14.3%	16.3%	(200)	bps

Other expense (income) (GAAP)	$23.7	$15.8
Add-back: Gain on sale of investment in unconsolidated affiliate	—	7.2
Adjusted other expense (income) (Non-GAAP)	$23.7	$23.0	$0.7	3.0%

Net income (GAAP)	$241.4	$231.2
Add-back: Amortization of acquired intangible assets	20.5	21.9
Add-back: Share-based payment expense	24.4	24.1
Add-back: Acquisition-related items (1)	2.3	—
Add-back: Manufacturing inefficiencies (2)	—	1.6
Add-back: Excess inventory (3)	3.1	—
Add-back: Special charge	10.7	1.7
Less: Gain on sale of investment in unconsolidated affiliate	—	(7.2)
Total pre-tax adjustments to net income	61.0	42.1
Income tax effect	(15.7)	(14.7)
Less: Discrete income tax benefits of the TCJA(4)	(31.2)	—
Adjusted net income (Non-GAAP)	$255.5	$258.6	$(3.1)	(1.2)%

Diluted earnings per share (GAAP)	$5.85	$5.29
Adjusted diluted earnings per share (Non-GAAP)	$6.19	$5.92	$0.27	4.6%
______________________________
(1) Acquisition-related items include profit in inventory and professional fees.
(2) Incremental costs incurred due to manufacturing inefficiencies directly related to the closure of a facility.
(3) Excess inventory related to the closure of a facility.
(4) Discrete income tax benefit of the Tax Cuts and Jobs Act of 2017 includes provisional estimates recognized within Income tax expense on the Consolidated Statements of Comprehensive Income.